DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
August 1, 2006
3:30 pm CT

Operator:	Good morning my name is (Shannon) and I will be your Conference Operator today. At this time I would like to welcome everyone to the Dawson Geophysical Q3 2006 Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mr. Jumper you may begin your conference.

Stephen C. Jumper:	Good morning to everyone out there and welcome to Dawson Geophysical Company’s Third Quarter Fiscal 2006 Earnings and Operations Conference Call. We want to thank each of you for joining us today.

As the Operator said, my name is Steve Jumper. I am President and CEO of the company. I am joined in the room by Chris Hagan, Executive Vice

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

President and CFO; Decker Dawson, Chairman of the Board; and Ray Tobias, Executive Vice President.

Today’s call will be broken up into three segments. We will begin with Chris who will give us — take us through a discussion of the financial results of the quarter. Following Chris’s remarks I will return to comment on the operational highlights of the quarter and then open the call up for a few questions.

The call is scheduled for approximately 30 minutes. The call is being recorded and will be available for replay 1 hour after its completion. The conference call on our third quarter earnings release can be found on our Web site, www.dawson3d.com.

At this point let me introduce Christina Hagan, our CFO, to give you the financial details.

Cristina Hagan:	Good morning. Please be advised that our following remarks, including answers to your questions, include statements that we believe to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those currently anticipated.

Those risks include, among others, matters that we have described in our earnings release, as well as in our filings with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

During this conference call we will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measures can be found in our earnings release.

Turning to our financial results, I’ll comment on the quarter and then the nine months. Dawson Geophysical reported revenues of $41.5 million for the quarter ending June 30, 2006 compared to $31.5 million for the comparable fiscal 2005 period, a 32% increase.

Revenue growth primarily due to improved pricing and contract terms, increased crew productivity and an increase in crew count, as well as recording capacity. Even with an increase in depreciation for the June 2006 quarter of $1 million total operating costs increased approximately 31% as compared to the same quarter of fiscal 2005 such that income from operations and income before income tax compared favorably to the fiscal 2005 third quarter results. EBITDA in the fiscal 2006 third quarter was $10.925 million compared to EBITDA of approximately $7.5 million in the prior year period, a 33% increase.

With regard to the nine months ending June 30, 2006 we reported revenues of $117 million compared to $80 million for the comparable 2005 period, an increase of 47%. Net income for the 9-month period increased 50%, $7.3 million in 2005, $10.892 million in 2006. EBITDA for the 2006 9-month period was $26.406 million versus $16 million in 2005, an increase of 65%. Increase in EBITDA reflects the increase in depreciation due to our capital expenditures that were $38 million for all of fiscal 2005 and for what could be indicative for fiscal 2006.

The company’s Board of Directors has approved a capital budget of $37 million for fiscal 2006, an increase of $2 million since last reporting, to fund

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

our expansion, as well as to fund general maintenance capital expenditures. Also included in the EBITDA calculations is an increase in income tax expense reflecting the total utilization of our net operating loss trade forwards during fiscal 2005.

This concludes a review of the financials and I will now turn the call back to Steve.

Stephen C. Jumper:	Well thank you Chris. Overall we’re pleased with the results of the quarter. It marks our 13th consecutive quarter with positive net income, which is something we’re very, very proud of. As we have said in the past, our results our primarily dependent on top line revenues because of the high fixed cost nature of our business. Factors that are often out of our control, such as weather conditions, land access permits can have a negative effect on crew productivity and revenues.

And this particular quarter weather conditions, I would characterize it or would say, had a minor effect on operations while delays in securing land access agreements, or permits as we call them, had more of an impact than in recent quarters.

Currently we’re operating 12 seismic data acquisition crews. The 12th is equipped with a 5,000 channel ARAM Aries range recording system and was deployed in June of this year. I would note that we’ve not yet seen the full impact of 12 crews operating and the quarterly results did carry a startup expenses related to the fielding of the 12th crew. The 12th crew has been operating in Texas and in Utah and will eventually be operating in the Appalachian base and back east.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

We talked quite a bit about our vertical growth increasing channel count. On our recording crews our channel count continues to grow as well. We now have an excess of 65,000 channels company wide and we do own 95 vibrator energy source units, an increase from last quarter.

During the quarter we operated crews in West Texas, South Texas, the Fort Worth Basin, Oklahoma and New Mexico. The majority of our operations continue to consist of high resolution 3D seismic data acquisitions, however we did acquire some 2D data and completed the acquisition phase of a large multi-component 3D seismic program in West Texas, our 7th such program to-date.

Demand for our service has remained strong. Our order book reflects commitments through calendar ‘06 with some crews booked well into calendar ‘07. I will say that while we feel confident about the commitments in our order book our contracts are cancelable on short notice without penalty. It is for this reason we do not report backlog in terms of dollars or months.

Our data processing operation continues to show improvement as they did in the third quarter with increased visibility of our Houston operation and quality performance.

During the quarter, following up on our last quarterly report, we commenced operations under an agreement with WesternGeco, a subsidiary of Schlumberger, to provide Q-Land data acquisition services in the lower 48 states. That crew is working. We deployed the Q-Land system on existing crew and that crew is working in West Texas on a multi-client project for Western Geco. It is our plan to continue to deploy the Q-Land system on existing crew or crews as demand dictates.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

In conclusion I just want to say that we’re real proud of our people and their response to the increased demand for our services. We’re excited about our current position and future prospects. Our balance sheet is strong and free of long-term debt. We know we have work to do as we strive to provide our clients with a better image of the subsurface. We believe we have opportunities to continue revenue growth by improving crew productivity, mitigating delays associated with weather and permits and exploring new technology.

At this point I’ll open it up for questions. I will remind you that we will not be giving any guidance concerning revenues or earnings. Operator I think we’re ready for questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from Neal Dingman with Pritchard Capital.

Neal Dingman:	Good morning all.

Stephen C. Jumper:	Good morning.

Neal Dingman:	Let’s say, Steve or Dick, what do you see now as far as in business demand? Is there enough demand yet that you’re seeing near term, medium term to start consideration about a 13th crew?

Stephen C. Jumper:	Well this is Steve. I’ll take that question. There is certainly demand out there for our services. We feel very good about the demand. We are not considering a 13th crew at this point. We’re continuing to build our

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

infrastructure to support the 12 that we have and are trying to get the 12th crew up and running and certainly wouldn’t rule it out in the future, but at this point we have no plans to put out a 13th crew.

Neal Dingman:	Okay. And then, you know, looking a little bit further down when do you think you’ll be able to more, I guess, quantify as far as some metrics on that Schlumberger, on that Geco joint venture with the Q system?

Stephen C. Jumper:	Well it’s something we’re just trying to get a feel for the technology. We’re trying to — we believe with all certainty that it’s going to produce superior results. The question is going to be is it going to help our clients find oil and gas and we think it will.

And at this point we’re just really in the exploratory phase of the technology in the lower 48. And we’re just going to play it by ear and see where it goes. At this point I don’t think we can really foresee where this is going to go.

Neal Dingman:	Okay, okay. And Steve would you classify, you know, the issue you had, it seemed this quarter more so than the prior one or two, as far as the accessing with the permit time? Is that more of a timing issue, something that we should expect reoccurring? Or, you know, how would you classify that? I mean obviously we know weather always factors in, but how would you classify this other?

Stephen C. Jumper:	Well the permit issue is a complicated issue and one that’s getting more and more complicated in our industry. Getting access agreements with all the land — the surface owners and mineral owners can be quite time consuming. And sometimes it just takes one or two permits to delay a crew.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

And if you have, you know, several large projects that are delayed because of permit issues you can certainly get into a problem with crew productivity. The way we mitigate that is we do two things. One, we attempt to put more permit agents on the job and see if we can speed up, so to speak, securing those permits. The second issue is to have enough small jobs, you know, smaller in aerial extent, so to speak, on the order book to have a place to put a crew if you have a delay.

And so there’s really no way to predict how that’s going to happen or the timing of such events, but it is becoming more and more of an issue with 12 crews operating.

Neal Dingman:	Okay, okay. And then last question, it looks to me like your operating margins were about flat, maybe down just barely, sequentially. I’m just wondering is there a thing such as trying to sort of encompass weather or the likes in the contracts or, you know, what are you able to do sort of in the next quarter to two quarters to try to ramp up those margins?

Stephen C. Jumper:	Well it’s all top line I think. I think we just have to, first of all, work on ways to improve productivity and we’re doing that. We have to get all 12 crews working. The last quarter we had expense relative to 12 crews, but not full revenue stream.

On the weather side we do get some weather protection in our contracts. We’re working on that and improving our weather protection clauses, but they are never full margin protection and so any time there’s weather involved you will have a hit to margin.

The other comment I would make is that we do report reimbursable items in our revenue line, which are typically, well for the most part they are a zero

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

margin pass through cost to our client. And they — the level of reimbursables in a quarter can impact the operating margin to a certain extent and they can be anywhere from 5% to 8% impact depending on the size of the reimbursables.

But, you know, we’re going to continue to work on our revenue line. We are getting better pricing. We don’t quantify pricing. But having said that we’re getting better pricing, we’re providing a better service and a better image to our clients and so even though our clients are paying more we certainly believe that we’re providing more for that increased cost.

Neal Dingman:	So Steve would, last question, would you try to maybe change the type of contracts? I mean I know a lot of times you work on either the term or the turnkey or even day rate would you maybe try to focus on one of those versus the other to try to raise those margins a little bit?

Stephen C. Jumper:	I think that we’re fairly comfortable working with about a 50/50 mix between turnkey and term or day rate agreements and that’s where we are now and that’s where I suspect we’ll continue to be.

Neal Dingman:	Okay. Thank you all.

Stephen C. Jumper:	Thank you.

Operator:	Your next question is from David Cohen with Athena Capital Management.

David Cohen:	Good morning guys. Just to try and help us out a little bit, I’m wondering whether you can put some kind of numbers around things in essence you’ve characterized as noise in the quarter, whether you could give us some idea as

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

to the magnitude of the impact? It can be the combined impact of the weather and the permitting issues, number one.

Number two, how much worth of startup expense was there in the quarter? And third of all did the Q-Land venture have any impact one way or the other on the bottom line profitability in the quarter?

Stephen C. Jumper:	Okay. First of all we typically have not quantified the impact of weather in terms of dollars or permit delays. I would tell you that we did have a crew down about three weeks on permitting delays, which is the longest we’ve had a crew down and for any single crew down for any one delay in quite some time and we hope that doesn’t happen again and we certainly will do whatever we can do to mitigate that.

The actual startup costs, I don’t think we’ve — here again we haven’t pulled that number out directly. When you deploy a crew, the way we deploy a crew is we will begin to add personnel to existing crews in a training mode and then pull those folks, those individuals, off of existing crews and put them on the new one. And so having a firm number for the startup costs is really difficult.

The Q-Land issue, it really had no impact. I would say that it had no impact on the quarter. There was some transition time in switching the crew from an IO system to the Q-Land, but it operated such a small or had such a minor or operated so few days in the quarter that I don’t think it had a real impact on anything.

David Cohen:	Fair enough. Just one follow-up, which is the crew that was down for permitting issues, was that operating under, you know, I know the way the weather protection works, in terms of permitting delay protection I assume there wasn’t a lot of contractual...

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

Stephen C. Jumper:	No when you end up with a permit delay it will occur between jobs. You will roll off of one turnkey job and will moving on to another one. And we don’t — there’s no set schedule as to which job is going next. When you get to that point you’re going to the next available job. And sometimes whether or not a job is ready for a crew or not is out of our control and something that we have, you know, know is out there and we’re trying to mitigate by finding some other program to go do.

David Cohen:	So in essence the penalty for a crew being down three weeks, the financial penalty, is three weeks of foregone revenue with no offsetting diminution of costs is that correct?

Stephen C. Jumper:	Correct.

David Cohen:	Okay, great. Thank you very much.

Operator:	Your next question is from Kenneth Pounds with Nutmeg Securities.

Kenneth Pounds:	Hi gentlemen. Great quarter.

Stephen C. Jumper:	Thank you.

Kenneth Pounds:	I’m a little bit new to the story. Could you give me a little idea of what your — what you believe your market share might be overall in the seismic market? And you said you’re working with Schlumberger now.

As, you know, we’ve seen this, you know, exploding costs in the drilling equipment area and it would seem that, you know, the best possible seismic is

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

even more important than ever and I guess I’d like to learn a little bit more about your technology and how it, you know, maybe compares to competitors.

Stephen C. Jumper:	Sure. The Q-Land, excuse me can you repeat the early part of your question?

Kenneth Pounds:	The first question was about market share.

Stephen C. Jumper:	Yeah market share. Okay. We’re operating 12 crews. We — the best we can tell on the resources we have there’s about 52 crews operating in lower 48 states that are similar in nature, so that’s, you know, 12 out of 52. Our technology, we operate 12 crews, we own 6 RSR radio crews and 5 I/O System II cable crews and we own 1 ARAM Aries. All of those recording systems are similar in technology. They’re different in the way they handle data and the way they operate, but as far as the actual recording of seismic information they’re all very, very similar in nature.

The Q-Land system that Schlumberger has developed is unique in that it encompasses 30,000, up to 30,000, recording channels that are quite different in nature than the I/O II or the ARAM. And the Q-Land system is not something that’s going to work everywhere. It’s a very high-end technology. It’s primary use is going to be in areas of difficult signal and noise areas, places where we’ve historically had trouble seeing a good seismic image and it’s going to be used in high resolution areas such as reservoir characterization.

And so we don’t think that the Q-Land system is going to replace in any way our other 11 crews that are currently operating, but we certainly see it as a supplemental tool. I think moving forward the cost of equipment is going up; the technology is improving. We’re watching a lot of different technologies.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

We’re watching the wireless systems, the digital recorders, the three component systems.

And so I think they’re, going forward in the next five to ten years, I think, you’re right, seismic data is going to be more and more important to the oil and gas community as they evaluate their assets, but there’s going to be a burden on our side to provide a better image and see things that we haven’t seen before.

And that’s going to be the test of the Q-Land, are we going to see things we haven’t seen before in the subsurface that will reduce drilling risk and we think we will.

Kenneth Pounds:	Are your technologies applicable to offshore or you’re just not in that business?

Stephen C. Jumper:	We are strictly a lower 48 dry land operator. We don’t do anything in the international world and we don’t do anything offshore.

Kenneth Pounds:	Okay. I guess I’m just saying is there potential for you to get into offshore just because, you know, people are — no?

Stephen C. Jumper:	I would say not, no.

Kenneth Pounds:	Okay. Thank you.

Operator:	Your next question is from Parag Sanghani with Raymond James.

Parag Sanghani:	Good morning.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

Stephen C. Jumper:	Good morning.

Parag Sanghani:	Just on the macro side, did you guys see any slowdown in bookings during the quarter due to lower (unintelligible)?

Stephen C. Jumper:	I’m sorry I can’t hear you.

Parag Sanghani:	Is this better?

Stephen C. Jumper:	Yes.

Parag Sanghani:	Okay. Just on the macro side, did you guys see any pushback on pricing or a reduction in bookings due to the lower natural gas prices?

Stephen C. Jumper:	Not to-date we have not.

Parag Sanghani:	Okay. And really kind of hitting back on the 13th crew, what kind of litmus test do you guys use on bookings and activity levels before you would consider adding that additional crew?

Stephen C. Jumper:	Well historically we’ve looked at the activity in a certain area that we’re currently can’t or are not servicing or we’ve looked at a particular client that has a long-term project that they would like to put a crew on and we’ll work with them. A lot of times it’s just the order book gets large enough that you can’t service it all and it demands a 13th crew.

I’m going to say this again, we do not have plans at this point to put out a 13th crew. We do have a very strong order book. We’re very comfortable with our order book. We like our future, we like the direction that we’re going, but we are battling a little bit with this permit issue. And the seismic business in

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
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nature is one that you have a very, you know, you’re booked until ‘07 and have nowhere to go next week.

And so we’re trying to mitigate those issues and, you know, bring in some other jobs that will hopefully be fillers for our holes we have in the schedule. We like to tell our clients we always have some availability because of the scheduling problems that we have.

And we’re trying to build, you know, we are building our infrastructure for the 12th crew and making sure that the 12th crew is equipped with people or with equipment and has personnel adequate to have the same quality as the first crew we ever put out. And that’s a metric we look at as well as certainly there is demand but, you know, we are very concerned about quality and infrastructure and keeping them all running.

Parag Sanghani:	Okay. And then I guess more on the housekeeping side; just we noticed that the SG&A expenses this time were substantially lower than the run rate that you guys guided to last time. Is that — should we expect the current run rate to continue? I think it was about 2.7% of revenues. Or shall we see it return back to that previous guidance?

Christina W. Hagan:	I think our year-to-date or nine month number is more indicative of what we would expect for, you know, on a quarterly basis, something in the neighborhood of about 3% — 3.5% of the total revenues. For the quarter we just looked at some classifications and so forth and made some modifications and things went into the operating expenses that had previously been carried under SG&A.

Parag Sanghani:	Okay. And then also the tax rate, should we go ahead and continue to expect the tax rate to be right around that 36% — 37% range?

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
Confirmation #3796247

Christina W. Hagan:	Yes.

Parag Sanghani:	Okay. And I think that’s about it. Thank you very much.

Stephen C. Jumper:	I want to just make a comment here if I can do so. We think we have, going forward, an opportunity to continue to grow and increase revenue and increase profitability with the 12 crews that we have in place. We think there’s room to go with productivity, there’s room to go with mitigating some of these delays and operating or down time with permits and delays with weather. We think there’s technology to look at and we think that there’s pricing improvement.

And so I want to throw that in that we’re very optimistic on our potential to grow the company without having a lot of discussion about the 13th crew at this point.

Operator:	Your next question is from Walter Lamsley with Walrus Partners.

Walter Lamsley:	Good morning. Congratulations.

Stephen C. Jumper:	Thank you.

Walter Lamsley:	Have just a quick question, you know, just multiplying say the 11 crews that you started the quarter with by the 91 days in the quarter that comes out to about 1,000 potential days. Can you give us a rough idea how many of those were, you know, billable or how many were billed and whether that capacity utilization rate is, you know, normal; above normal; below normal?

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
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Stephen C. Jumper:	Oh I think we were — well first of all we don’t have that information. We don’t look at it just on days billed. It’s a little more complicated with our contract mix the way it is than just straight days. But I would say that from the weather perspective the impact was not — we had more of an impact than we had in the second quarter, but it wasn’t out of the ordinary. Permit delay was probably more out of the ordinary than anything else.

Walter Lamsley:	But as far as the whole ball of wax is concerned, you know, the crew utilization rate was that below normal in the quarter?

Stephen C. Jumper:	Oh that’s a tough call to make.

Walter Lamsley:	Okay. So it was more or less average?

Stephen C. Jumper:	Yeah.

Walter Lamsley:	Okay. The Sarbanes-Oxley expense in the quarter, do you have an idea of how much that was?

Christina W. Hagan:	No we have never really been able to get our arms around it and quantify it with the growth that the company’s been undergoing. As we’ve been assimilating the Sarbanes-Oxley expenses and so forth it’s been hard to separate.

We have, I think, rounded out our personnel needed to accommodate Sarbanes-Oxley, as well as the growth of the company, or almost have if not completely. And I think that we’ve assimilated those costs and it shouldn’t be a factor going forward.

Walter Lamsley:	Okay and the stock option expense?

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
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Christina W. Hagan:	Stock option expense this quarter was down somewhat from last quarter I think. But going forward it will continue to be sort of flat and then it will drop some more, but it’s not a material number to our quarter.

Walter Lamsley:	Were there any other kind of unusual expenses in the quarter?

Christina W. Hagan:	I can’t think of any.

Walter Lamsley:	Okay. Thanks very much.

Operator:	Your next question is from Poe Fratt with AG Edwards.

Poe Fratt:	Hi, good morning. First of all I’d like to thank you for hosting regular conference calls. I think this is really helpful. If we could just talk about, you know, you talked about a little the macro and that you’re not seeing any change in demand from the volatility in natural gas prices, can you talk about your customer mix and whether you’re seeing any one component of that customer mix increase and then potentially what the impact of M&A activity within the E&P sector?

Stephen C. Jumper:	Oh I don’t think our customer mix has changed much. You know, we still work for very small E&P companies, you know, very, you know, very small operators all the way up to the large independents and all the way up to the majors and inclusive of the majors.

And so I think our customer mix has been, you know, well blended over the last several years and we’ll continue to do so. We’re not — I wouldn’t say we’re reliant on any one customer, one or two.

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Moderator: Stephen C. Jumper
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You know, I think there’s a couple of, you know, any time there’s any M&A activity in the E&P sector it’s going to have an impact to us as it does all of our competitors and everybody in the oil service business, but I think we have strong enough relationships all of the way across the board that I don’t think that would be a huge issue to us.

Poe Fratt:	Yeah I was thinking more from the positive standpoint of, you know, more aggressively exploiting some of the acreage that’s getting acquired.

Stephen C. Jumper:	Oh, you know, do you have any comment there? Yeah. I don’t know that I have any comment there.

Poe Fratt:	Okay. And then you highlighted in the earnings release the data processing segment that you’re optimistic there. You see, you know, good potential growth. Can you quantify if there was any change in sequentially, you know, third quarter versus the second quarter?

Stephen C. Jumper:	Well the data processing part of our business is a very small minor part of our revenue stream. We’re trying — the data processing segment is very competitive. It is — it’s based more around personal relationships than anything else.

And I think we are attempting to grow that part of the business. I think we want to make an impact, make it a larger part of our operation, but it’s certainly not there yet. From a technical standpoint I think they supplement our acquisition operations very, very well. And from that standpoint they’re a very large part of our operation.

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
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Poe Fratt:	Okay and then just — you gave a lot of guidance as far as tax rates and expenses. How about (unintelligible) into the fourth quarter and then even if you’d take a stab at fiscal 2007?

Christina W. Hagan:	Well, you know, what I would say there is that we’ve published our rates in our 10-K and basically a large portion of our assets run at about a 6 year, 6 to 10 year, run out for depreciation on a straight line basis that we’ve disclosed in our 10-K. And as I mentioned, our capital expenditures in 2005 were at $38 million and the Board has approved $37 million for fiscal 2006. So, you know, that’s kind of what I can tell you there.

Poe Fratt:	Okay. But there will be a little bit of a bump up in the fourth quarter just because of the timing of the 12th crew?

Christina W. Hagan:	I would anticipate that, yes.

Poe Fratt:	Okay, great. Thanks for your time.

Stephen C. Jumper:	Thank you.

Operator:	At this time there are no further questions. Are there any closing remarks?

Stephen C. Jumper:	Yes. I want to thank everybody for joining us today. This is the second one that we’ve done and it’s always a pleasure to talk to you. I just want to say that I’d like to thank the Dawson employees and directors for their contribution to our success and continued growth. I also want to thank our shareholders for their support and most importantly our clients for their trust.

I hope to get a chance to meet some of you in the coming weeks. We will be in, making a corporate presentation at the Oil and Gas Conference in Denver

DAWSON GEOPHYSICAL COMPANY
Moderator: Stephen C. Jumper
08-01-06/9:00 am CT
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on August 17 at 8:40 am, I believe that’s Mountain Time. That presentation will be broadcast live and accessible on our Web site.

I want to thank everybody for your interest in Dawson Geophysical and look forward to speaking with you again next quarter.

Operator:	And this concludes today’s Dawson Geophysical Q3 2006 Conference Call. You may now disconnect.
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